Exhibit 99.1

JOINT FILING AND SOLICITATION AGREEMENT

WHEREAS, certain of the undersigned are stockholders, direct or beneficial, of Banc of California, Inc., a Maryland corporation (the “Company”);

WHEREAS, Legion Partners Holdings, LLC, a Delaware limited liability company (“Legion Partners”), Legion Partners, L.P. I, a Delaware limited partnership, Legion Partners, L.P. II, a Delaware limited partnership, Legion Partners Special Opportunities, L.P. I, a Delaware limited partnership, Legion Partners Special Opportunities, L.P. V, a Delaware limited partnership, Legion Partners, LLC, a Delaware limited liability company, Legion Partners Asset Management, LLC, a Delaware limited liability company, Bradley S. Vizi,  Christopher S. Kiper, Raymond White, California State Teachers’ Retirement System (“CalSTRS”), Roger H. Ballou and Marjorie Bowen wish to form a group for the purpose of seeking representation on the Board of Directors of the Company (the “Board”) at the 2017 annual meeting of stockholders of the Company (including any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof, the “2017 Annual Meeting”) and for the purpose of taking all other action necessary to achieve the foregoing.

NOW, IT IS AGREED, this 6th day of February 2017 by the parties hereto:

1.           In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), each of the undersigned (collectively, the “Group”) agrees to the joint filing on behalf of each of them of statements on Schedule 13D, and any amendments thereto, with respect to the securities of the Company.  Each member of the Group shall be responsible for the accuracy and completeness of his/its own disclosure therein, and is not responsible for the accuracy and completeness of the information concerning the other members, unless such member knows or has reason to know that such information is inaccurate. Legion Partners or its representative shall provide each member of the Group with copies of all Schedule 13D filings and other public filings to be filed on behalf of such member at least 24 hours prior to the filing or submission thereof.

2.           So long as this agreement is in effect, each of the undersigned shall provide written notice to Legion Partners of (i) any of their purchases or sales of securities of the Company; or (ii) any securities of the Company over which they acquire or dispose of beneficial ownership. To the extent possible, such notice shall be provided to Legion Partners within 24 hours of each transaction; provided, that with respect to CalSTRS, such notice shall be given on a weekly basis or upon the request of Legion Partners.

3.           Each of the undersigned agrees to form the Group for the purpose of (i) soliciting proxies or written consents for the election of the persons nominated by the Group to the Board at the 2017 Annual Meeting, (ii) taking such other actions as the parties deem advisable, and (iii) taking all other action necessary or advisable to achieve the foregoing.

4.           Legion Partners shall have the right to pre-approve all expenses incurred in connection with the Group’s activities and agrees to pay directly all such pre-approved expenses.

5.           Each of the undersigned agrees that any SEC filing, press release or stockholder communication proposed to be made or issued by the Group or any member of the Group in connection with the Group’s activities set forth in Section 3 shall be first approved by the Legion Partners, or its representatives, which approval shall not be unreasonably withheld.

6.           The relationship of the parties hereto shall be limited to carrying on the business of the Group in accordance with the terms of this Agreement.  Such relationship shall be construed and deemed to be for the sole and limited purpose of carrying on such business as described herein.  Nothing herein shall be construed to authorize any party to act as an agent for any other party, or to create a joint venture or partnership, or to constitute an indemnification.  Nothing herein shall restrict any party’s right to purchase or sell securities of the Company, as he/it deems appropriate, in his/its sole discretion, provided that all such sales are made in compliance with all applicable securities laws.

7.           This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute but one and the same instrument, which may be sufficiently evidenced by one counterpart.

8.           In the event of any dispute arising out of the provisions of this Agreement or their investment in the Company, the parties hereto consent and submit to the exclusive jurisdiction of the Federal and State Courts in the State of New York.

9.           The parties’ rights and obligations under this agreement (other than the rights and obligations set forth in Section 4 and Section 8 which shall survive any termination of this agreement) shall terminate immediately after the conclusion of the activities set forth in Section 3 or as otherwise agreed to by the parties.  Notwithstanding the foregoing, any party hereto may terminate his/its obligations under this agreement on 24 hours’ written notice to all other parties, with a copy by fax to Steve Wolosky at Olshan Frome Wolosky LLP (“Olshan”), Fax No. (212) 451-2222.

10.           Each party acknowledges that Olshan shall act as counsel for both the Group and Legion Partners and its affiliates relating to their investment in the Company.

11.           The terms and provisions of this agreement may not be modified, waived or amended without the written consent of each of the parties hereto.

12.           Each of the undersigned parties hereby agrees that this Agreement shall be filed as an exhibit to a Schedule 13D pursuant to Rule 13d-1(k)(1)(iii) under the Exchange Act.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

Legion Partners, L.P. I

By:	Legion Partners Asset Management, LLC
Investment Advisor

By:	/s/ Bradley S. Vizi
	Name:	Bradley S. Vizi
	Title:	Managing Member

Legion Partners, L.P. II

By:	Legion Partners Asset Management, LLC
Investment Advisor

By:	/s/ Bradley S. Vizi
	Name:	Bradley S. Vizi
	Title:	Managing Member

Legion Partners Special Opportunities, L.P. I

By:	Legion Partners Asset Management, LLC
Investment Advisor

By:	/s/ Bradley S. Vizi
	Name:	Bradley S. Vizi
	Title:	Managing Member

Legion Partners, LLC

By:	Legion Partners Holdings, LLC
Sole Member

By:	/s/ Bradley S. Vizi
	Name:	Bradley S. Vizi
	Title:	Managing Member

Legion Partners Asset Management, LLC

By:	/s/ Bradley S. Vizi
	Name:	Bradley S. Vizi
	Title:	Managing Director

Legion Partners Holdings, LLC

By:	/s/ Bradley S. Vizi
	Name:	Bradley S. Vizi
	Title:	Managing Member

/s/ Bradley S. Vizi
Bradley S. Vizi

/s/ Christopher S. Kiper
Christopher S. Kiper

/s/ Raymond White
Raymond White

California State Teachers’ Retirement System

By:	/s/ April Wilcox
	Name:	April Wilcox
	Title:	Director of Operations

/s/ Roger H. Ballou
Roger H. Ballou

/s/ Marjorie Bowen
Marjorie Bowen